                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:


                        SERVICE CORPORATION INTERNATIONAL
        ANNOUNCES SECOND QUARTER 2002 EARNINGS OF $.09 PER DILUTED SHARE
                           BEFORE NON-RECURRING ITEMS


HOUSTON, TEXAS, August 7, 2002 . . . Service Corporation International (NYSE:
SRV), the world's largest funeral and cemetery company, today announced earnings before non-recurring items of $.09 per diluted share for the second quarter of 2002 compared to pro forma earnings of $.11 per diluted share for the second quarter of 2001, also excluding non-recurring items. The Company announced earnings before non-recurring items of $.25 per diluted share for the six months ended June 30, 2002 compared to pro forma earnings of $.25 per diluted share for the same period of 2001, also excluding non-recurring items. These non-recurring items and a reconciliation to diluted losses per share under GAAP are discussed in detail in a separate section at the end of this press release.

Non-recurring items excluded above consist of charges primarily related to sales of businesses, joint venture transactions and the termination of certain contractual agreements; extraordinary gains and losses on early extinguishment of debt; and cumulative effects of accounting changes. These non-recurring items are discussed in more detail in a separate section at the end of this press release. Including these non-recurring items, the Company reported losses of $.49 and $.04 per diluted share for the second quarter of 2002 and 2001, respectively, and losses of $.79 and $.04 per diluted share for the first six months of 2002 and 2001, respectively.

SUMMARY FINANCIAL RESULTS

                                                             THREE MONTHS ENDED                 SIX MONTHS ENDED
(In millions, except per share amounts)                           JUNE 30,                            JUNE 30,
                                                        ---------------------------          --------------------------
                                                           2002              2001              2002              2001
                                                        ---------          --------          --------          --------
Total Revenues .................................         $  566.3          $  618.7          $1,152.1          $1,296.5
Comparable Revenues (1) ........................         $  561.4          $  537.4          $1,121.2          $1,104.7
Earnings Before Non-Recurring Items (1) ........         $   28.1          $   31.0          $   77.8          $   68.7
Diluted EPS Before Non-Recurring Items (1) .....         $    .09          $    .11          $    .25          $    .25
Net Loss .......................................         $ (143.0)         $  (10.6)         $ (231.7)         $  (10.3)
Diluted Loss Per Share .........................         $   (.49)         $   (.04)         $   (.79)         $   (.04)
Recurring Operating Free Cash Flow .............         $   59.2          $   57.7          $  110.2          $  118.5
Net Debt (2) ...................................                                             $2,007.5          $2,505.3

(1) See descriptions and reconciliations related to non-recurring items and pro forma financial information in a separate section at the end of this press release.

(2) Net debt is defined as total debt less cash and cash equivalents. The 2001 amount is as of December 31, 2001.

OFFER TO EXCHANGE UP TO $300 MILLION IN NEW NOTES FOR EXISTING NOTES

The Company also announced today in a separate press release that it intends to offer to exchange, in a private placement, up to $300 million aggregate principal amount of new 7.70% Senior Notes due 2009 for an equivalent aggregate principal amount of its outstanding 6% Senior Notes due 2005.

COMMENTING ON THE EXCHANGE OFFER, SCI CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ROBERT L. WALTRIP, SAID:
"We are very pleased with our strong liquidity position at the present time, which will enable us to meet future operating needs and debt maturities. This exchange offer allows us to defer a significant amount of debt maturities to 2009, while still retaining the existing and favorable debt structure and terms at a reasonable cost to the Company. Upon the successful completion of this exchange offer, our liquidity position will remain very strong over the next five years."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRO FORMA FINANCIAL INFORMATION

The Company reported in the first quarter of 2002 it had (1) ceased amortization of goodwill pursuant to new accounting standards, (2) changed the amortization period related to deferred prearranged funeral obtaining costs, (3) revised its estimated allocation of overhead costs between the funeral and cemetery segments, (4) begun recognizing, as part of funeral operations instead of cemetery operations, those revenues associated with delivered caskets previously prearranged on cemetery contracts, and (5) ceased depreciation of certain operating assets as a result of the Company's plan to sell or joint venture these operations. The results for the three and six months ended June 30, 2001 are presented in this press release in a pro forma format as if these changes were implemented on January 1, 2001 to provide a more relevant comparison to the 2002 results. These changes are discussed in more detail in a separate section at the end of this press release.

SECOND QUARTER 2002 FINANCIAL RESULTS

COMMENTING ON THE SECOND QUARTER 2002 FINANCIAL RESULTS, SCI PRESIDENT AND CHIEF OPERATING OFFICER, THOMAS L. RYAN, SAID:
"We are pleased to report another quarter demonstrating execution and progress toward our financial goals. We did experience a reduction in the number of deaths in North America during the quarter, but operationally our performance was generally in line with targets set for our businesses. We continue to believe our Company is uniquely positioned to provide growth and increased shareholder value on a long-term basis in this stable industry. However, we believe that any meaningful increases in shareholder value as a result of operational performance can only be accomplished through improved comparable revenue growth and higher gross margin percentages than are currently being targeted and reported. Therefore, the focus of our management team in the near term will be centered upon improvement in the execution of existing and future revenue growth initiatives, as well as upon our cost rationalization and continuing process improvement initiatives."

FUNERAL SEGMENT

                                                                    THREE MONTHS ENDED                   SIX MONTHS ENDED
(In millions, except average revenue                                     JUNE 30,                            JUNE 30,
                                                              --------------------------------    -------------------------------
    per funeral service)                                                          PRO FORMA                             PRO FORMA
                                                                   2002              2001              2002                2001
                                                                  ------          ---------           -------           ---------
Total North America Funeral Revenues .....................        $278.1            $289.6            $ 585.5            $ 609.4
Total International Funeral Revenues .....................        $115.6            $160.6            $ 244.5            $ 345.7
                                                                  ------            ------            -------            -------
    Total Funeral Revenues ...............................        $393.7            $450.2            $ 830.0            $ 955.1
Total North America Funeral Gross Profits ................        $ 53.5            $ 56.8            $ 134.2            $ 133.3
Total International Funeral Gross Profits ................        $ 12.3            $ 22.9            $  32.4            $  49.6
                                                                  ------            ------            -------            -------
    Total Funeral Gross Profits ..........................        $ 65.8            $ 79.7            $ 166.6            $ 182.9

Comparable North America Funeral Revenues ................        $274.2            $274.6            $ 574.5            $ 572.9
Comparable North America Funeral Gross Profits ...........        $ 54.1            $ 57.4            $ 134.7            $ 133.4
Comparable North America Funeral Gross
    Margin Percentage ....................................         19.7%             20.9%              23.5%              23.3%

FUNERAL SERVICES PERFORMED:
Total North America ......................................        68,398            72,947            145,133            153,326
Comparable North America .................................        67,503            68,963            142,410            143,638
Total and Comparable France ..............................        32,549            32,984             69,729             68,801

AVERAGE REVENUE PER FUNERAL SERVICE:
Comparable North America .................................        $4,042            $3,955            $ 4,017            $ 3,963
France, Excluding Currency Effect ........................        $1,924            $1,847            $ 1,880            $ 1,796

Percentage Of Cremation Cases Performed In
    Comparable North America Funeral Service
    Locations ............................................         38.2%             37.4%              38.0%              37.2%
Percentage Of Previously Prearranged Funeral
    Services Performed In Comparable North America
    Locations ............................................         31.3%             30.4%              31.3%              30.2%

Comparable North America funeral revenues in the second quarter of 2002 were essentially flat when compared to the second quarter of 2001. A decrease of 2.1% in the comparable number of funeral services performed was offset by an increase of 2.2% in the average revenue per funeral service in North America in the second quarter of 2002. The comparable North America funeral gross profits and the comparable North America gross margin percentage decreased $3.3 million and 120 basis points, respectively, primarily as a result of the effect of the decrease in comparable funeral services performed on the fixed cost nature of the Company's funeral network. The comparable North America gross margin percentage of 19.7% for the second quarter of 2002 was in line with the Company's annual 2002 targeted range of 18% to 23%. The Company remains comfortable with this range.

Excluding the favorable effect of foreign currency, funeral revenues in France increased by $5.9 million or 5.9% to $106.6 million in the second quarter of 2002 compared to the second quarter of 2001. While the comparable funeral services performed decreased 1.3%, the average revenue per funeral service increased by 4.2% in the second quarter of 2002 compared to the same period of 2001, excluding the effect of currency. The average revenue per funeral service in France continues to increase as a result of the expansion of funeral products and services and the increased number of funeral services performed from the prearranged funeral backlog, which carries a higher average revenue per funeral service than France's atneed funeral services. Additionally, an increase in the delivery of burial monuments, year over year, has contributed to increased revenue and gross profits in France. For the six months ended June 30, 2002, funeral revenue and gross profits in France increased $15.0 million or 7.2% and $8.8 million or 46.6%, respectively, excluding the effect of currency.


CEMETERY SEGMENT

                                                             THREE MONTHS ENDED                SIX MONTHS ENDED
(In Millions)                                                     JUNE 30,                         JUNE 30,
                                                          ------------------------          ------------------------
                                                                         PRO FORMA                         PRO FORMA
                                                           2002             2001             2002             2001
                                                          ------         ---------          ------         ---------
Total North America Cemetery Revenues ............        $165.0           $148.2           $304.6           $300.0
Total International Cemetery Revenues ............        $  7.6           $ 20.3           $ 17.5           $ 41.4
                                                          ------           ------           ------           ------
    Total Cemetery Revenues ......................        $172.6           $168.5           $322.1           $341.4
Total North America Cemetery Gross Profits .......        $ 23.4           $ 23.0           $ 39.8           $ 47.3
Total International Cemetery Gross Profits .......        $  2.1           $  6.5           $  4.1           $ 12.8
                                                          ------           ------           ------           ------
    Total Cemetery Gross Profits .................        $ 25.5           $ 29.5           $ 43.9           $ 60.1

Comparable North America Cemetery Revenues .......        $163.9           $143.9           $301.0           $290.8
Comparable North America Cemetery Gross Profits ..        $ 23.2           $ 21.5           $ 38.7           $ 44.8
Comparable North America Cemetery Gross Margin
    Percentage ...................................          14.2%            14.9%            12.9%            15.4%

The increase in comparable North America cemetery revenues and gross profits primarily resulted from an increase in the completion of cemetery property development projects in the second quarter of 2002 compared to the second quarter of 2001. Preneed cemetery property revenues are recognized upon completion of the development of the property coupled with customer payment of at least ten percent of the total contract amount.

The comparable cemetery gross margin percentage of 14.2% was 70 basis points below the same quarter of 2001 but in line with the Company's annual 2002 targeted range of 11% to 16%. The Company remains comfortable with this range. The decrease in the gross margin percentage primarily related to levels in changes in estimates of deferred preneed cemetery contract revenues. The Company has conducted an ongoing review of its $1.7 billion backlog of deferred preneed cemetery contract revenues related to obligations to deliver cemetery merchandise and services to customers. The changes in estimates of deferred preneed cemetery contract revenues have a high gross margin percentage. As a result of this ongoing review, the changes in estimates recognized in North America cemetery revenues and gross profits in the second quarter of 2002 were $5.2 and $3.9 million, respectively, compared to $15.0 and $10.9 million, respectively, in the second quarter of 2001.

OTHER EXPENSES

The Company announced in the second quarter of 2002 its decision to implement new information systems, including a new North America point of sale system and an upgraded general ledger system. As a result of this decision, the Company began accelerating the amortization of existing capitalized system costs, which resulted in $4.5 million of additional non-cash amortization expense reported in general and administrative expenses in the second quarter of 2002. General and administrative expenses were $19.6 million and $18.4 million in the second quarter of 2002 and 2001, respectively. Excluding the $4.5 million, general and administrative expenses decreased 18.0% from $18.4 million to $15.1 million in the second quarter of 2002 compared to the same period of 2001 primarily as a result of decreases in other information technology costs and reductions in international overhead due to the joint venturing of certain international businesses.

Interest expense was $41.4 million and $54.2 million in the second quarter of 2002 and 2001, respectively. The 23.5% decrease is related to the reduction in the Company's average levels of debt quarter over quarter.

OPERATING FREE CASH FLOW

                                                 THREE MONTHS ENDED                 SIX MONTHS ENDED
(In millions)                                         JUNE 30,                          JUNE 30,
                                               ----------------------           ------------------------
                                                2002             2001            2002              2001
                                               -----            -----           ------            ------
Recurring Operating Free Cash Flow........     $59.2            $57.7           $110.2            $118.5
Total Operating Free Cash Flow............     $57.1            $63.9           $124.2            $249.2

Recurring operating free cash flow increased 2.6% or $1.5 million in the second quarter of 2002 compared to the same period of 2001. Comparing the second quarter of 2002 to the same period of 2001, recurring operating free cash flow included reductions in cash interest and cash taxes paid and improvements in sources of cash for working capital. These reductions were offset by increases in maintenance capital expenditures, uses of cash for prearranged funeral activities and a reduction in EBITDA primarily related to the sale and joint venture of businesses. For the six months ended June 30, 2002, recurring operating free cash flow was $8.3 million or 7.0% below the same period of 2001. Comparing the first six months of 2002 to 2001, recurring operating free cash flow included reductions in cash interest and cash taxes paid and maintenance capital expenditures. These reductions were offset by increases in uses of cash for working capital and prearranged funeral activities and a reduction in EBITDA primarily related to the sale and joint venture of businesses. The decrease in total operating free cash flow for the first six months of 2002 is primarily a result of approximately $94 million less of non-recurring cash tax refunds and approximately $15 million less non-recurring trust receipts received compared to the first six months of 2001.

The Company's annual 2002 recurring operating free cash flow targeted range is $160 to $180 million. The Company has the following adjustments to the components of this targeted range. First, the Company recently received approval from the Internal Revenue Service to change its tax accounting methods. The Company requested this change after the Company adopted Staff Accounting Bulletin No. 101 in 2000 related to the Company's financial reporting revenue policies. This approval is expected to defer cash taxes by approximately $115 million over several years. The Company originally expected to pay cash taxes of approximately $65 to $75 million in 2002, but now expects to pay only $25 to $35 million in cash taxes for the full year of 2002. Second, the Company now expects to have a recurring operating free cash flow benefit for the year of approximately $15 million from the inclusion of recurring operating free cash flow from the Company's French operations over and above the cash interest savings previously anticipated due to the Company's decision announced in July 2002 to defer the joint venture of its funeral operations in France until after 2002. Third, the Company originally expected to incur approximately $60 million in maintenance capital expenditures in 2002. With the decision to defer the French joint venture transaction, the Company now expects to incur maintenance capital expenditures of approximately $70 to $75 million in 2002. This additional $10 to $15 million in maintenance capital expenditures has been considered when calculating the overall cash flow benefit of keeping the French operations described above. Offsetting these net positive changes are potential lower levels when compared to the Company's expectations from the EBITDA and working capital components of recurring operating free cash flow primarily in North America. As a consequence, the Company remains comfortable with its annual 2002 recurring operating free cash flow targeted range of $160 to $180 million.

Recurring operating free cash flow is calculated by adjusting cash flows provided by operating activities to exclude (i) cash payments associated with the Company's restructuring and non-recurring charges and (ii) other cash receipts or payments (included in cash flows provided by operating activities) which are of a non-recurring operational nature, and then subtracting maintenance capital expenditures. Total operating free cash flow is calculated in the same manner as above except the amount includes all non-recurring cash payments and receipts and non-recurring or growth capital expenditures. The Company's total operating free cash flow does not include proceeds from business sales or joint ventures. Maintenance capital expenditures are considered expenditures reasonably necessary to maintain the Company's funeral service locations, cemeteries, crematoria and other facilities in a condition consistent with the Company's standards. Growth capital expenditures are considered expenditures made for the purpose of generating additional or incremental revenues.

DEBT REDUCTION AND NEW CREDIT FACILITY

(In millions)                                            JUNE 30, 2002            DECEMBER 31, 2001
                                                         -------------            -----------------
Total Debt.......................................           $2,169.9                   $2,534.6
Cash And Cash Equivalents........................              162.4                       29.3
                                                            --------                   --------
Net Debt (Total Debt Less Cash)..................           $2,007.5                   $2,505.3
                                                            ========                   ========

The Company's debt balance at December 31, 2001 included approximately $110 million of debt associated with the financial restructuring of the Company's French subsidiary, which was satisfied with non-cash French assets in the second quarter of 2002. The Company completed a joint venture transaction relating to its operations in the United Kingdom during the first quarter of 2002, which generated approximately $273 million in net pretax cash proceeds and resulted in a substantial cash balance that has been primarily used to reduce debt. In July 2002, the Company announced the completion of a new $185 million credit facility that, when coupled with current cash balances, gives the Company substantial liquidity. The Company's financial goals remain to continue using current cash balances, asset sales proceeds and operating free cash flow to reduce the Company's net debt to a range between $1.8 and $1.9 billion by December 31, 2002. The Company is also committed to continue exploring joint venture transactions with third parties related to its remaining international operations, although no such joint venture transactions are expected to be consummated during the remainder of 2002.

EBITDA BEFORE NON-RECURRING ITEMS

The Company calculates EBITDA before non-recurring items for each period presented by adding interest, tax, depreciation and amortization expenses back to net income before non-recurring items and then deducting gains from dispositions. Reductions in EBITDA before non-recurring items in 2002 compared to 2001 are primarily related to reduced earnings following the Company's asset divestiture and joint venture transactions that have occurred. EBITDA before non-recurring items was $103.6 million and $122.3 million for the second quarter of 2002 and 2001, respectively, and $243.0 million and $268.9 million for the first six months of 2002 and 2001, respectively. EBITDA before non-recurring items for the Company's North America operations was $86.7 million and $95.8 million for the second quarter of 2002 and 2001, respectively, and $202.8 million and $209.3 million for the first six months of 2002 and 2001, respectively. Descriptions of non-recurring items for both periods are discussed in a separate section at the end of this press release.

RESTRUCTURING AND NON-RECURRING CHARGES

The Company reported restructuring and non-recurring charges of $231.7 million on a pretax basis in the second quarter of 2002. Included in this amount is an impairment charge of $158.5 million for certain funeral and cemetery operations being held for sale and a charge of $39.3 million as a result of the Company relieving certain individuals from their consulting and/or covenant-not-to-compete contractual obligations. The remaining restructuring and non-recurring charges primarily related to a charge of $16.2 million related to additional estimated reductions in value of the Company's businesses in Argentina due to the continued economic decline and to a reduction in the value of equity investments of $16.9 million.

The funeral and cemetery operations being held for sale in North America represent 80 funeral service locations, 38 cemeteries and 22 businesses being held for sale for their real estate values, which collectively have annual EBITDA before non-recurring items of approximately $8 million. The Company expects to receive net pretax cash proceeds of approximately $50 to $60 million from the sale of these funeral and cemetery operations over the next 12 months.

CONFERENCE CALL

The Company will host a conference call tomorrow morning (Thursday, August 8, 2002) at 9:00 a.m. Central time. A question and answer session will follow a brief presentation made by the Company. The conference call dial-in number is
(719) 457-0820. The conference call will also be broadcast live via the Internet at http://www.firstcallevents.com/service/ajwz362789314gf12.html. After the completion of the live conference call, a replay can be accessed at (713) 457-0820 with the confirmation code of 788055 through August 22, 2002.

SECURITIES AND EXCHANGE COMMISSION ORDER

The Securities and Exchange Commission now requires the Chief Executive Officer and the Chief Financial Officer of the Company to file statements under oath to the effect they know of no material misstatements or omissions in the financial statements. The Company anticipates filing such statements with the SEC in conjunction with the filing of its second quarter Form 10-Q on August 14, 2002.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results of the Company to differ materially from those in forward-looking statements include, among others, the following:

1) Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect the Company, particularly, but not limited to, levels of interest expense and negative currency translation effects.

2) Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

3) The Company's ability to successfully implement its strategic plan as defined in the Company's Form 10-K for the year ended December 31, 2001, including:

         o the interest of third parties to enter into and consummate alliances and joint ventures with the Company, including with respect to its operations in France,

         o    the continuation of cost reduction initiatives,

         o    the continuation of actions to improve operating free cash flow,

         o the continuation of debt reduction initiatives, including the sale of certain funeral and cemetery operations,

         o the implementation of strategic revenue and marketing initiatives resulting in increased volume through its existing facilities, and

         o    the continuation of operating improvements in France.

4) Changes in consumer demand and/or pricing for the Company's products and services caused by several factors, such as changes in local death rates, cremation rates, competitive pressures and local economic conditions.

5) Changes in domestic and international political and/or regulatory environments in which the Company operates, including potential changes in tax and accounting policies.

6) The Company's ability to successfully access the surety market to procure bonds for prearranged funeral and preneed cemetery activities.

7) The Company's ability to successfully exploit its substantial purchasing power with certain of the Company's vendors.

8) The outcomes of pending lawsuits against the Company involving alleged violations of securities laws.

9) The outcomes of pending lawsuits in Florida involving certain cemetery locations, including the possibility of criminal charges or other civil claims being filed against the Company, its subsidiaries or its employees.

For further information on these and other risks and uncertainties, see the Company's Securities and Exchange Commission filings, including the Company's 2001 Annual Report on Form 10-K. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

As of June 30, 2002, the Company and its affiliates operated 2,466 funeral service locations, 459 cemeteries and 154 crematoria and provides funeral and cemetery services in 8 countries.

For additional information contact:

Investor Relations:        Eric D. Tanzberger - Vice President / Investor Relations            Tel:  (713) 525-7768
                                                Assistant Corporate Controller

                           Debbie E. Fisher - Director / Investor Relations                    Tel:  (713) 525-9088

Media Relations:           Greg Bolton - Director / Corporate Communications                   Tel:  (713) 525-5235

Other Service Corporation International information and news releases are available through SCI's corporate website at: http://www.sci-corp.com.

                        SERVICE CORPORATION INTERNATIONAL
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                          THREE MONTHS ENDED                 SIX MONTHS ENDED
(In thousands, except per share amounts)                                       JUNE 30,                           JUNE 30,
                                                                      -------------------------        ---------------------------
                                                                         2002            2001*             2002             2001*
                                                                      ---------        --------        ----------       ----------
Revenues:
     Funeral .....................................................    $ 393,697       $ 450,230        $  830,030       $  955,070
     Cemetery ....................................................      172,631         168,481           322,056          341,417
                                                                      ---------        --------        ----------       ----------
                                                                        566,328         618,711         1,152,086        1,296,487

Gross Profit:
     Funeral .....................................................       65,762          64,923           166,547          151,025
     Cemetery ....................................................       25,511          21,647            43,890           46,433
                                                                      ---------        --------        ----------       ----------
                                                                         91,273          86,570           210,437          197,458
                                                                      ---------        --------        ----------       ----------

General and administrative expenses ..............................      (19,592)        (18,423)          (35,323)         (36,402)
Restructuring and non-recurring charges ..........................     (231,674)        (26,223)         (236,568)         (51,246)
                                                                      ---------        --------        ----------       ----------
Operating (loss) income ..........................................     (159,993)         41,924           (61,454)         109,810
                                                                      ---------        --------        ----------       ----------

Interest expense .................................................      (41,406)        (54,152)          (84,792)        (114,958)
Other income .....................................................        2,385           4,218             9,623            7,681
Gains from dispositions ..........................................        3,158           6,509             5,140            6,000
                                                                      ---------        --------        ----------       ----------

(Loss) income before income taxes, extraordinary items and
     cumulative effect of accounting changes .....................     (195,856)         (1,501)         (131,483)           8,533
Income tax benefit (expense) .....................................       55,696          (9,155)           37,491          (15,870)
                                                                      ---------        --------        ----------       ----------
Loss before extraordinary items and cumulative effect of
     accounting changes ..........................................     (140,160)        (10,656)          (93,992)          (7,337)
Extraordinary (losses) gains on early extinguishments of
     debt (net of income tax benefit (expense) of $984, ($45),
     $1,249 and ($2,952), respectively) ..........................       (2,855)             71            (2,174)           4,618
Cumulative effect of accounting changes (net of income tax
     benefit of $11,234 and $5,318, respectively) ................           --              --          (135,560)          (7,601)
                                                                      ---------        --------        ----------       ----------
Net loss .........................................................    $(143,015)       $(10,585)       $ (231,726)      $  (10,320)
                                                                      =========        ========        ==========       ==========
Basic and diluted loss per share:
     Loss before extraordinary items and cumulative effect of
          accounting changes .....................................    $    (.48)       $   (.04)       $     (.32)      $     (.03)
     Extraordinary (losses) gains on early extinguishments of
          debt ...................................................         (.01)            .00              (.01)             .02
     Cumulative effect of accounting changes .....................           --              --              (.46)            (.03)
                                                                      ---------        --------        ----------       ----------
     Net loss ....................................................    $    (.49)       $   (.04)       $     (.79)      $     (.04)
                                                                      =========        ========        ==========       ==========
Basic and diluted weighted average number of shares ..............      293,872         284,852           293,263          279,245
                                                                      =========        ========        ==========       ==========

* Operating results for 2001 have been reclassified to recognize, as part of funeral operations instead of cemetery operations, those revenues associated with delivered caskets previously prearranged on cemetery contracts.

             NON-RECURRING ITEMS AND PRO FORMA FINANCIAL INFORMATION

Non-recurring items are excluded from certain financial information in this press release to enhance the comparability of financial information from period to period. Non-recurring items are a component of the reconciling differences between generally accepted accounting principles and pro forma financial information that the Company considers to be outside the scope of its recurring operating activities. In 2002 and 2001, such non-recurring items are charges primarily related to sales of businesses, joint venture transactions and the termination of certain contractual agreements; extraordinary gains and losses on early extinguishments of debt; and cumulative effect of accounting changes. The cumulative effect of accounting changes primarily relate to the adoption in 2002 of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). This standard requires goodwill to no longer be amortized but instead tested for impairment annually. As a result of the adoption of SFAS No. 142, the Company has recognized a charge in the first quarter of 2002 reflected as a cumulative effect of accounting change of $146.8 million on a pretax basis and $135.6 million on an after tax basis.

The Company reported in the first quarter of 2002 it had (1) ceased amortization of goodwill pursuant to new accounting standards, (2) changed the amortization period related to deferred prearranged funeral obtaining costs, (3) revised its estimated allocation of overhead costs between the funeral and cemetery segments, (4) begun recognizing, as part of funeral operations instead of cemetery operations, those revenues associated with delivered caskets previously prearranged on cemetery contracts, and (5) ceased depreciation of certain operating assets as a result of the Company's plan to sell or joint venture these operations. The results for the three and six months ended June 30, 2001 are presented in this press release in a pro forma format as if these changes were implemented on January 1, 2001 to provide a more relevant comparison to the 2002 results.

PRO FORMA RECONCILIATIONS

The following two tables reconcile net loss and diluted loss per share under generally accepted accounting principles to pro forma earnings before non-recurring items and pro forma diluted EPS before non-recurring items.

                                                                                 THREE MONTHS ENDED         SIX MONTHS ENDED
(In millions)                                                                         JUNE 30,                  JUNE 30,
                                                                               ---------------------      --------------------
                                                                                 2002          2001         2002          2001
                                                                               -------       -------      -------       -------
Net loss ................................................................      $(143.0)      $ (10.6)     $(231.7)      $ (10.3)
Adjust for non-recurring items (after tax):
     Restructuring and non-recurring charges ............................        168.2          26.0        171.7          44.1
     Extraordinary losses (gains) on early extinguishments of debt ......          2.9           (.0)         2.2          (4.6)
     Cumulative effects of accounting changes ...........................           --            --        135.6           7.6

Adjust for pro forma items (after tax):
     Goodwill amortization ..............................................           --          11.0           --          23.0
     Amortization of deferred prearranged funeral obtaining costs .......           --           (.6)          --          (1.6)
     Depreciation expense related to operations outside of
          North America .................................................           --           5.2           --          10.5
                                                                                ------        ------       ------        ------
               Pro forma earnings before non-recurring items ............       $ 28.1        $ 31.0       $ 77.8        $ 68.7
                                                                                ======        ======       ======        ======

                                                                                  THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                                       JUNE 30,                    JUNE 30,
                                                                                 --------------------        --------------------
                                                                                  2002          2001          2002          2001
                                                                                 ------        ------        -----         ------
Diluted loss per share .....................................................     $(.49)        $(.04)        $(.79)        $(.04)
Adjust for non-recurring items:
     Restructuring and non-recurring charges ...............................       .57           .09           .59           .16
     Extraordinary losses (gains) on early extinguishments of debt .........       .01          (.00)          .01          (.02)
     Cumulative effects of accounting changes ..............................        --            --           .46           .03
     Effect of dilution on pro forma income from continuing operations .....        --            --          (.02)           --

Adjust for pro forma items:
     Goodwill amortization .................................................        --           .04            --           .08
     Amortization of deferred prearranged funeral obtaining costs ..........        --          (.00)           --          (.00)
     Depreciation expense related to operations outside of
          North America ....................................................        --           .02            --           .04
                                                                                 -----         -----         -----         -----
               Pro forma diluted EPS before non-recurring items ............     $ .09         $ .11         $ .25         $ .25
                                                                                 =====         =====         =====         =====

COMPARABLE REVENUES

Comparable revenues for 2002 and 2001 represent revenues excluding operations that have been acquired or constructed after January 1, 2001 or operations that have been divested by the Company prior to June 30, 2002.

                                                                          THREE MONTHS ENDED              SIX MONTHS ENDED
(In millions)                                                                  JUNE 30,                       JUNE 30,
                                                                        -----------------------       ------------------------
                                                                          2002           2001           2002            2001
                                                                        --------       --------       --------        --------
Total revenues ..................................................       $  566.3       $  618.7       $1,152.1        $1,296.5
Less:  Revenues from operations acquired/constructed after
     01/01/01 or divested prior to 06/30/02 .....................           (4.9)         (81.3)         (30.9)         (191.8)
                                                                        --------       --------       --------        --------
          Comparable revenues ...................................       $  561.4       $  537.4       $1,121.2        $1,104.7
                                                                        ========       ========       ========        ========

2001 PRO FORMA REVENUES AND GROSS PROFITS

The following tables reconcile funeral and cemetery revenues and gross profits previously reported in 2001 to pro forma amounts used in this release for 2001 for comparison purposes, including the accounting changes and changes in estimates discussed on the previous page.

REVENUES

                                                                           THREE MONTHS ENDED              SIX MONTHS ENDED
      (In millions)                                                           JUNE 30, 2001                 JUNE 30, 2001
                                                                         -----------------------       -----------------------
                                                                          FUNERAL       CEMETERY        FUNERAL       CEMETERY
                                                                         REVENUES       REVENUES       REVENUES       REVENUES
                                                                         --------       --------       --------       --------
2001 revenues as previously reported .............................        $446.6         $172.1         $947.2         $349.2
Reclass of casket revenues .......................................           3.6           (3.6)           7.8           (7.8)
                                                                          ------         ------         ------         ------
Total 2001 revenues as reclassified ..............................         450.2          168.5          955.0          341.4
Less:  Revenues from operations acquired/constructed after
                01/01/01 or divested prior to 06/30/02 ...........         (70.6)         (10.7)        (164.7)         (27.1)
Less:  Comparable revenues outside of North America ..............        (105.0)         (13.9)        (217.4)         (23.5)
                                                                          ------         ------         ------         ------
     Pro forma comparable North America revenues .................        $274.6         $143.9         $572.9         $290.8
                                                                          ======         ======         ======         ======


GROSS PROFITS

                                                                             THREE MONTHS ENDED             SIX MONTHS ENDED
(In millions)                                                                   JUNE 30, 2001                 JUNE 30, 2001
                                                                            ----------------------       ---------------------
                                                                            FUNERAL       CEMETERY       FUNERAL      CEMETERY
                                                                             GROSS         GROSS          GROSS         GROSS
                                                                            PROFITS       PROFITS        PROFITS      PROFITS
                                                                            -------       -------        -------      --------
2001 gross profits as previously reported ...........................        $ 62.8        $ 23.7        $146.7         $ 50.7
Reclass of casket gross profits .....................................           2.1          (2.1)          4.3           (4.3)
                                                                             ------        ------        ------         ------
Total 2001 gross profits as reclassified ............................          64.9          21.6         151.0           46.4
Less:  Gross profits from operations acquired/constructed after
                01/01/01 or divested prior to 06/30/02 ..............          (5.6)         (2.2)        (15.4)          (7.3)
Less:  Comparable gross profits outside of North America ............          (5.8)         (2.5)        (10.7)          (2.4)
                                                                             ------        ------        ------         ------
     Comparable North America gross profits .........................          53.5          16.9         124.9           36.7
Goodwill amortization ...............................................           8.6           1.0          17.2            2.1
Amortization of deferred prearranged funeral obtaining costs ........          (1.1)           --          (2.7)            --
Allocation of overhead costs ........................................          (3.6)          3.6          (6.0)           6.0
                                                                             ------        ------        ------         ------
     Pro forma comparable North America gross profits ...............        $ 57.4        $ 21.5        $133.4         $ 44.8
                                                                             ======        ======        ======         ======